OnDeck Reports First Quarter 2018 Financial Results

Originations growth of 8% and Gross revenue of $90 million
Net loss of $1.9 million; Adjusted Net income* of $6.4 million
Improvement in key credit metrics

NEW YORK, May 8, 2018 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced first quarter 2018 Gross revenue of $90 million, Net loss of $1.9 million, and Adjusted Net income of $6.4 million.

“Our first quarter results reflect a strong start to 2018 as we continue to execute on our strategic priorities to position our business for future success,” said Noah Breslow, chief executive officer, OnDeck. “We delivered 8% sequential loan growth while managing our sales and marketing costs, and had positive credit performance, as the 15+ Day Delinquency Ratio and Net Charge-off rate both improved significantly from a year ago. On the product front, in April we began our pilot of instant funding with positive reviews from our initial customers, and we are excited to expand our pilot in May. We also further reduced our occupancy costs, and, in April, closed two financing transactions with very favorable terms that will help our funding cost going forward.”

Review of Financial Results for the First Quarter of 2018

The Net loss attributable to On Deck Capital, Inc. common stockholders was $1.9 million, or $0.03 per basic and diluted share, improved from the Net loss of $11.1 million, or $0.15 per basic and diluted share, in the year-ago period.

Adjusted Net income was $6.4 million, or $0.09 per basic and $0.08 per diluted share, compared to an Adjusted Net loss of $7.6 million, or $0.11 per basic and diluted share, in the year-ago period.

Originations were $591 million, up 8% from the prior quarter, which contributed to a 6% growth in Unpaid Principal Balance, to $993 million at March 31, 2018.

Gross revenue increased to $90.3 million, up 3% from the prior quarter, driven by higher interest income. Effective Interest Yield (“EIY”) was 35.6%, up from 34.8% in the prior quarter, reflecting increases in average loan pricing and lower average delinquencies.

The Cost of Funds Rate was 6.8%, up 0.3% from the prior quarter, driven by higher market interest rates. In April, OnDeck closed two important financing transactions. The first, a $225 million securitization, has a weighted average fixed interest rate of 3.75% and the highest rating ever for an asset-backed securitization of small business loans in the online lending industry. The second, a new 4-year, $100 million asset-backed revolving credit facility, has a rate of 1-month LIBOR +2.00%, the lowest variable rate of any of OnDeck’s funding facilities.

The Provision for loan losses was $36.3 million, up $1.9 million from the prior quarter primarily driven by Originations, and down $9.9 million from the year-ago period, driven primarily by credit improvements. The Loan Reserve Ratio was 12.0%, up from 11.6% in the prior quarter. The Provision Rate was 6.1%, which decreased from 6.4% in the prior quarter, primarily driven by the improved quality of our originations. The 15+ Day Delinquency Ratio was 6.7%, unchanged from the prior quarter reflecting our decision to retain more 90+ day delinquent loans for in-house collection in lieu of selling, but improved from 7.8% in the year-ago quarter. The Net Charge-off Rate was 10.9%, improved from 12.9% in the prior quarter and 14.9% in the year-ago quarter, driven by continued improvement in collections.

Net revenue was $42.2 million, essentially unchanged from the prior quarter, driven primarily by higher gross revenue offset by higher funding and provision costs.

Operating expense was $44.6 million and included $5 million of charges related to real estate lease dispositions and severance expenses. In the first quarter, the company terminated a portion of its New York and Denver office leases that resulted in a $4 million charge but is expected to result in savings of over $2 million annually over the next 8 years. The company also recorded approximately $1 million of severance related to the consolidation of the Operations function to the Denver office and executive transitions.

Total funding debt was $730 million at March 31, 2018, up 7% from December 31, 2017, in line with the increase in Unpaid Principal Balance.

Cash and cash equivalents were $70.4 million at March 31, 2018, essentially unchanged from $71.4 million in December 31, 2017.

Guidance for Second Quarter 2018

OnDeck provided the following guidance for the three months ending June 30, 2018:

•	Gross revenue between $91 million and $95 million,

•	Net income (loss) attributable to OnDeck between $(3) million and $1 million, and

•	Adjusted Net income between $1 million and $5 million.

This outlook assumes approximately $42 million to $44 million of operating expense. OnDeck will also recognize a $1.3 million debt extinguishment charge for the voluntary repayment in full of our prior securitization facility in April 2018.

Guidance for Full Year 2018

OnDeck provided the following guidance for the full year ending December 31, 2018:

•	Gross revenue between $372 million and $382 million,

•	Net income attributable to OnDeck between $0 million and $10 million, and

•	Adjusted Net income between $18 million and $28 million.

This outlook assumes Unpaid Principal Balance growth between 10% and 15% and a full year Provision Rate between 6% and 7%, and includes first and second quarter real estate disposition, severance and debt extinguishment costs of approximately $6 million.

OnDeck also noted that it may terminate additional portions of its office leases during 2018, which would likely result in charges in the quarter the transaction(s) are booked. Any future real estate disposition charges are not included in guidance. Refer to the Non-GAAP Guidance Reconciliation section below for a reconciliation of Net income attributable to OnDeck guidance to Adjusted Net income guidance.

Conference Call
OnDeck will host a conference call to discuss first quarter 2018 financial results on May 8, 2018 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 9746769. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $8 billion to more than 80,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

About Credit Ratings
Credit ratings are opinions of the relevant rating agency. They are not facts and are not the opinion of OnDeck. They are not recommendations to purchase, sell or hold any securities and if issued can be changed or withdrawn at any time.

*About Non-GAAP Financial Measures
This press release and its attachments include historical and projected Adjusted Net income (loss), Adjusted Net income (loss) per share, and Net Interest Margin. These are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends, "may," “allows,” "plan," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, GAAP Net income (loss) attributable to OnDeck and Adjusted Net income for the second quarter and full year 2018, expected growth in Unpaid Principal Balance and originations, increased profits in 2018, expected levels of operating expense, the assumed full year Provision Rate and the amount and timing of possible additional real estate disposition, severance and debt extinguishment costs. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to achieve consistent profitability in the future in light of our prior loss history; the effectiveness of our risk management efforts; our ability to attract potential customers to our platform and broaden our distribution capabilities and offerings; the degree to which potential customers apply for loans are approved and borrow from us; anticipated trends, growth rates, loan originations, volume of loans sold and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans and our ability to accurately assess creditworthiness; our ability to adequately forecast and reserve for loan losses; the impact of our decision to tighten our credit policies; our liquidity and working capital requirements, including the availability and pricing of new debt facilities, extensions and increases to existing debt facilities, increases in our corporate line of credit, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, including the consequences of having inadequate resources to fund additional loans or draws on lines of credit; our ability to hire and retain necessary qualified employees, particularly following our workforce reductions announced in 2017; our reliance on our third-party service providers and the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash or incurred debt to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; the effect on our business of the current credit environment and increases in interest rate benchmarks; our continuing compliance measures related to our funding advisor channel and their impact; changes in our product distribution channel mix and/or funding mix; the impact of increases in interest rates and origination fees we charge on loans; the impact of competition in our industry; our anticipated and unanticipated growth and growth strategies, including the possible introduction of new products or features, expanding the availability of our platform to other lenders through OnDeck-as-a-Service and possible expansion in existing or new international markets, and our ability to effectively manage that growth; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including challenges in replacing existing facilities and arranging funding for new types of loans; the impact of funding loans from our cash reserves; the effect of potential selective pricing increases; our expected utilization of OnDeck Marketplace transactions and the available OnDeck Marketplace premiums; our failure to anticipate or adapt to future changes in our industry; the impact and effect of the Tax Cuts and Jobs Act of 2017 and any related Treasury regulations, rules or interpretations, if and when issued; our ability to offer loans to our small business customers that have terms that are competitive with alternative sources of capital; the evolution of technology affecting our offerings and our markets; our compliance with applicable local, state and federal and non-U.S. laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; the unenforceability of choice of law provisions in our loan agreements and any potential violation of state interest rate limit laws; our ability to successfully evaluate, consummate and integrate acquisitions; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock and the impact of securities analysts’ reports and shares eligible for future sale on these prices; our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems or adversely impact our ability to service our loans; the impact of our cost rationalization programs; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017 in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:

Scott Reynolds
646.668.3551
sreynolds@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$70,415	$71,362
Restricted cash	44,709	43,462
Loans held for investment	1,010,944	952,796
Less: Allowance for loan losses	(118,921)	(109,015)
Loans held for investment, net	892,023	843,781
Property, equipment and software, net	17,455	23,572
Other assets	15,824	13,867
Total assets	$1,040,426	$996,044
Liabilities and equity
Liabilities:
Accounts payable	$3,038	$2,674
Interest payable	2,429	2,330
Funding debt	730,024	684,269
Corporate debt	7,969	7,985
Accrued expenses and other liabilities	29,499	32,730
Total liabilities	772,959	729,988
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 77,752,143 and 77,284,266 shares issued and 74,264,491 and 73,822,001 outstanding at March 31, 2018 and December 31, 2017, respectively.	389	386
Treasury stock—at cost	(8,083)	(7,965)
Additional paid-in capital	496,588	492,509
Accumulated deficit	(224,752)	(222,833)
Accumulated other comprehensive loss	(118)	(52)
Total On Deck Capital, Inc. stockholders' equity	264,024	262,045
Noncontrolling interest	3,443	4,011
Total equity	267,467	266,056
Total liabilities and equity	$1,040,426	$996,044

Memo:
Unpaid Principal Balance[1]	$992,595	$936,239
Interest Earning Assets[2]	$992,595	$936,239
Loans[3]	$1,010,944	$952,796

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended March 31,
	2018	2017
Assets
Cash and cash equivalents	$49,812	$63,588
Restricted cash	53,007	50,811
Loans held for investment	983,988	1,044,815
Less: Allowance for loan losses	(114,839)	(115,597)
Loans held for investment, net	869,149	929,218
Loans held for sale	—	856
Property, equipment and software, net	20,866	28,812
Other assets	14,026	19,717
Total assets	$1,006,860	$1,093,002
Liabilities and equity
Liabilities:
Accounts payable	$2,853	$4,356
Interest payable	2,300	2,298
Funding debt	698,825	763,833
Corporate debt	4,482	27,969
Accrued expenses and other liabilities	31,410	36,385
Total liabilities	739,870	834,841

Total On Deck Capital, Inc. stockholders' equity	263,195	253,345
Noncontrolling interest	3,795	4,816
Total equity	266,990	258,161
Total liabilities and equity	$1,006,860	$1,093,002

Memo:
Unpaid Principal Balance	$966,327	$1,023,882
Interest Earning Assets	$966,327	$1,024,731
Loans	$983,988	$1,045,671

On Deck Capital, Inc.
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended March 31,

	2018	2017
Revenue:
Interest income	$86,369	$87,111
Gain on sales of loans	—	1,484
Other revenue	3,911	4,297
Gross revenue	90,280	92,892
Cost of revenue:
Provision for loan losses	36,293	46,180
Funding costs	11,821	11,277
Total cost of revenue	48,114	57,457
Net revenue	42,166	35,435
Operating expense:
Sales and marketing	10,598	14,819
Technology and analytics	11,007	15,443
Processing and servicing	5,221	4,535
General and administrative	17,725	11,887
Total operating expense	44,551	46,684
Income (loss) from operations	(2,385)	(11,249)
Other expense:
Interest expense	(51)	(353)
Total other expense	(51)	(353)
Loss before provision for income taxes	(2,436)	(11,602)
Provision for income taxes	—	—
Net income (loss)	(2,436)	(11,602)
Net loss attributable to noncontrolling interest	518	544
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(1,918)	$(11,058)
Net income (loss) per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.03)	$(0.15)
Weighted-average common shares outstanding:
Basic and diluted	73,977,241	71,854,287

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets2
(unaudited, $ in thousands)

	Three Months Ended March 31,

	2018	2017
Revenue:
Interest income	36.3%	34.5%
Gain on sales of loans	—%	0.6%
Other revenue	1.6%	1.7%
Gross revenue	37.9%	36.8%
Cost of revenue:
Provision for loan losses	15.2%	18.3%
Funding costs	5.0%	4.5%
Total cost of revenue	20.2%	22.7%
Net revenue	17.7%	14.0%
Operating expense:
Sales and marketing	4.5%	5.9%
Technology and analytics	4.6%	6.1%
Processing and servicing	2.2%	1.8%
General and administrative	7.4%	4.7%
Total operating expense	18.7%	18.5%
Income (loss) from operations	(1.0)%	(4.5)%
Other expense:
Interest expense	—%	(0.1)%
Total other expense	—%	(0.1)%
Net income (loss) before provision for income taxes	(1.0)%	(4.6)%
Provision for income taxes	—%	—%
Net income (loss)	(1.0)%	(4.6)%

Memo:
Average Interest Earning Assets	$966,327	$1,024,731

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended March 31,

	2018	2017
Originations[5]	$590,585	$573,015
Effective Interest Yield[6]	35.6%	33.8%
Cost of Funds Rate[7]	6.8%	5.9%
Net Interest Margin[8]	31.3%	30.0%
Marketplace Gain on Sale Rate[9]	N/A	3.5%
Provision Rate[10]	6.1%	8.7%
Loan Reserve Ratio[11]	12.0%	11.5%
15+ Day Delinquency Ratio[12]	6.7%	7.8%
Net Charge-off Rate[13]	10.9%	14.9%

Marketplace Gain on Sale Rate[9]	Three Months Ended March 31,
	2018	2017
Gain on sales of loans(a)	$—	$1,484
Carrying value of loans sold	$—	$42,038
Marketplace Gain on Sale Rate(a)	—%	3.5%
(a) The three months ended March 31, 2017 include amounts resulting from transfers of financial assets as shown in the following table.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended March 31,
	2018	2017
Marketplace originations(b)	$—	$42,246
Origination of term loans	$469,393	$469,924
Marketplace originations as percent of term loan originations	—%	9.0%
(b) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.

Activity in Loan Held for Investment Balances	Three Months Ended March 31,
	2018	2017
Unpaid Principal Balance beginning of period	$936,239	$980,451
+ Total originations(c)	590,585	573,015
- Marketplace originations	—	(42,246)
- Sales of other loans(d)	—	(500)
+ Purchase of Loans	—	13,518
- Net charge-offs	(26,387)	(38,267)
- Principal paid down(c)(e)	(507,842)	(459,813)
Unpaid Principal Balance end of period	992,595	1,026,158
+ Net deferred origination costs	18,349	20,426
Loans held for investment	1,010,944	1,046,584
- Allowance for loan losses	(118,921)	(118,075)
Loans held for investment, net	$892,023	$928,509
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $90.8 million and $70.1 million in the three months ended March 31, 2018 and 2017, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0.0 and $0.2 million in the three months ended March 31, 2018 and 2017, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended March 31,
	2018	2017
Allowance for loan losses beginning of period	$109,015	$110,162
+ Provision for loan losses(f)	36,293	46,180
- Gross charge-offs	(29,732)	(40,884)
+ Recoveries	3,345	2,617
Allowance for loan losses end of period	$118,921	$118,075
(f) Excludes a provision release of $0.1 million and a provision expense of $0.1 million for the three months ended March 31, 2018 and 2017, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation
(in thousands, except share and per share data)

	Three Months Ended March 31,
Reconciliation of Adjusted Net income (loss)	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(1,918)	$(11,058)
Stock-based compensation	3,210	3,491
Real estate disposition charges	$4,187	—
Severance expenses	911	—
Adjusted Net income (loss)[14]	$6,390	$(7,567)
Adjusted Net income (loss) per share[15]:
Basic	$0.09	$(0.11)
Diluted	$0.08	$(0.11)
Weighted-average common shares outstanding:
Basic	73,977,241	71,854,287
Diluted	77,352,294	71,854,287

	Three Months Ended March 31,
	2018	2017
Reconciliation of Interest Income to Net Interest Margin (NIM)[8]
Interest income	$86,369	$87,111
Less: Funding costs	(11,821)	(11,277)
Net interest income	74,548	75,834
Divided by: calendar days in period	90	90
Net interest income per calendar day	828	843
Multiplied by: calendar days per year	365	365
Annualized net interest income	302,220	307,695
Divided by: Average Interest Earning Assets	$966,327	$1,024,731
Net Interest Margin (NIM)	31.3%	30.0%

Stock-based Compensation (in thousands)	Three Months Ended March 31,
	2018	2017
Sales and marketing	$535	$771
Technology and analytics	597	783
Processing and servicing	105	173
General and administrative	1,973	1,764
Total stock-based compensation	$3,210	$3,491

Non-GAAP Guidance Reconciliation
(in millions)

	Three Months Ending June 30,		Twelve Months Ending December 31,

	2018		2018
	Low	High	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$(3)	$1	$0	$10
Loss from early extinguishment of debt	1	1	1	1
Real estate disposition charges	—	—	4	4
Severance expenses	—	—	1	1
Stock-based compensation	3	3	13	13
Adjusted Net income16 (g)	$1	$5	$18	$28

(g) May not sum due to rounding.

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended March 31,
	2018	2017
Percentage of originations (dollars)
Direct & Strategic Partner	71%	72%
Funding Advisor	29%	28%

Notes:
(1) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs and allowance for loan losses. Average Interest Earnings Assets is calculated as the average of Interest Earnings Assets at the beginning of the period and the end of each month in the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(5) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6) Effective Interest Yield is the rate of interest we achieve on loans outstanding during a period. It is calculated as our calendar day-adjusted annualized interest income divided by average Loans.  Prior to the first quarter of 2018, annualization was based on 252 business days per year. Beginning with the three months ended March 31, 2018, annualization is based on 365 days per year and is calendar day-adjusted.  All revisions have been applied retrospectively. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(7) Cost of Funds Rate is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted.
(8) Net Interest Margin, a non-GAAP measure, is calculated as annualized Net Interest Income divided by Average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding costs are the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 365 days per year and is calendar day-adjusted. Our use of Net Interest Margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Net Interest Margin is the rate of net return we achieve on our Average Interest Earning Assets outstanding during a period. It does not reflect the return from loans sold through OnDeck Marketplace, specifically our gain on sale revenue. Similarly, Average Interest Earning Assets does not include the unpaid principal balance of loans sold through OnDeck Marketplace. Further, Net Interest Margin does not include servicing revenue related to loans previously sold, fair value adjustments to servicing rights, monthly fees charged to customers for our line of credit, and marketing fees earned from our issuing bank partners, which are recognized as the related services are provided. Funding costs do not reflect interest associated with debt used for corporate purposes.
(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(10) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(11) Loan Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(12) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require weekly and daily repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(13) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(14) Adjusted Net income (loss), a non-GAAP measure, represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude stock-based compensation expense, real estate disposition charges, severance and executive transition expenses. Stock-based compensation includes employee compensation as well as compensation to third-party service providers. Our use of Adjusted Net income (loss) has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted Net income (loss) does not reflect the potentially dilutive impact of stock-based compensation and does not reflect expenses incurred in connection with real estate dispositions and severance.
(15) Adjusted Net income (loss) per share represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude stock-based compensation expense, real estate disposition charges, severance and executive transition expenses, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), divided by the weighted average common shares outstanding during the period.
(16) Forward looking Adjusted Net income guidance is a non-GAAP measure and represents our Net income (loss) attributable On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, real estate disposition charges and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), and in addition that it does not reflect the cost of the early extinguishment of debt. As a result, our GAAP Net income (loss) for these future periods will be less favorable than our Adjusted Net income for the corresponding periods. In addition, forward looking Adjusted Net income (loss) guidance is neither historical fact nor an assurance of future performance. It is based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, it is subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on this guidance.